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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)                           NEWS

Investor contacts:                                Media Contact:
Paul Wagler, Senior Vice President, Finance       Dave Laundy, Vice President
                                                  Corp. Communications
Dwight Hawes, Vice President, Finance             Tel: (604) 293-7857
Chris Hunter, Director, Investor Relations
The Loewen Group Inc.


                              FOR IMMEDIATE RELEASE

                             LOEWEN GROUP ANNOUNCES

                        CASH DIVIDEND ON PREFERRED SHARES


VANCOUVER, BC, September 3, 1997 -- The Loewen Group Inc. announced today that the scheduled quarterly cash dividend of Cdn. $0.375 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C has been declared payable on October 1, 1997 to shareholders of record on September 22, 1997. It is expected that the preferred shares will begin trading ex-dividend on September 18, 1997.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates some 1000 funeral homes and over 420 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.


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